UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 14, 2015 (December 11, 2015)

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ENDO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in Its Charter)
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Ireland	001-36326	68-0683755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code 011-353-1-268-2000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On December 11, 2015, the Registrant’s wholly owned subsidiary, Endo Ventures Limited (“Endo”) entered into a license and supply agreement (the “Agreement”) with and among Novartis AG, a Swiss corporation (“Novartis AG”) and Sandoz Inc., a Colorado corporation (“Sandoz”), to obtain the exclusive U.S. marketing and license rights to commercialize the prescription medicine Voltaren® Gel (diclofenac sodium topical gel) 1% (“Voltaren Gel” or the “Branded Licensed Product”) and, upon launch, the authorized generic of Voltaren Gel (the “Generic Licensed Product” and, together with the Branded Licensed Product, the “Licensed Product”). The Agreement supersedes and terminates the original license and supply agreement, dated as of March 4, 2008, by and among Endo Pharmaceuticals Inc., Novartis AG and Sandoz (by assignment from Novartis Consumer Health, Inc.) (the “2008 Agreement”). The 2008 Agreement will terminate on June 30, 2016, which is concurrent with the effective date of the Agreement.
Under the Agreement, Endo will pay royalties to Novartis AG or Sandoz (as designated by Sandoz) on annual net sales of the Branded Licensed Product, subject to certain thresholds specified in the Agreement. In addition, Endo has agreed to make certain guaranteed minimum annual royalty payments and contingent royalty payments, subject to certain limitations specified in the Agreement. The guaranteed minimum royalties will be creditable against royalty payments on an Agreement-year basis such that Endo’s obligation with respect to each Agreement year is to pay the greater of (i) royalties payable based on annual net sales of the Branded Licensed Product or (ii) the guaranteed minimum royalty for such Agreement year. Endo and Novartis AG or Sandoz (as designated by Sandoz) will share any profits relating to net sales of the Generic Licensed Product as specified in the Agreement. Novartis AG or Sandoz (as designated by Sandoz) is also eligible to receive a one-time milestone payment of $25 million if annual sales of the Licensed Product exceed $300 million.
During the term of the Agreement, Endo has agreed to purchase all of its requirements for the Licensed Product from Sandoz. The price of product purchased by Endo under the Agreement is fixed for the first year and is subject to annual changes based upon changes in the producer price index and raw materials as set forth in the Agreement. In addition, Endo will share in the costs of certain clinical studies and development activities initiated at the request of the FDA or as deemed appropriate by Endo.
The exclusive marketing and license rights do not include the right to commercialize over-the-counter (“OTC”) equivalent product in the United States. The OTC rights are held by GlaxoSmithKline Consumer Healthcare Holdings Limited (GSK”), who has agreed not to launch an OTC equivalent product prior to a specified time. In the event that GSK launches an OTC equivalent product before any person, other than GSK or its affiliates, launches either (i) an OTC version of 1% diclofenac gel product, or (ii) a generic to Voltaren Gel, then Endo will receive certain royalty payments on net sales of such OTC equivalent product in the United States as set forth in the Agreement; provided that, and subject to certain limitations and provisions as set forth in the Agreement, as a condition to the payment of any and all such royalties, net sales of the Licensed Product in the United States must have exceeded a certain threshold as defined in the Agreement prior to the launch of the OTC equivalent product.
The initial term of the Agreement will be seven (7) years, expiring on June 30, 2023. Thereafter, the Agreement will automatically be extended for successive one (1) year terms (each a “Renewal Term”) unless any Party provides written notice of non-renewal to the other Parties at least six (6) months prior to the expiration of any Renewal Term after the first Renewal Term.
Among other standard and customary termination rights granted under the Agreement, the Agreement can be terminated by any party upon reasonable written notice, if the other party has committed a material breach that has not been remedied within ninety (90) days from the giving of written notice. Endo may terminate the Agreement by written notice upon the occurrence of specified events, including the launch in the United States of a generic to the Licensed Product. Sandoz may terminate the Agreement upon reasonable written notice on or after the launch in the United States of an over-the-counter equivalent product by Sandoz, its affiliates or any third party that does not result in the declassification of the Licensed Product as a prescription product, following which net sales in any six (6) month period under the Agreement are less than a certain defined dollar amount.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed with the exhibits to the Registrant’s annual report on Form 10-K for the year ended December 31, 2015.
A copy of the press release announcing the execution of the Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 1.02.    Termination of a Material Definitive Agreement.
The information set forth in Item 1.01 above is incorporated into this Item 1.02 by reference. On December 11, 2015, Endo, Novartis AG and Sandoz entered into the Agreement pursuant to which the 2008 Agreement will be terminated on June

30, 2016. The 2008 Agreement is being terminated in accordance with its terms and the termination will not give rise to any early termination fees or penalties.
Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Endo International plc, dated December 14, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC
(Registrant)

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer
Dated: December 14, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Endo International plc, dated December 14, 2015.